Execution Version

WHITE & CASE

Dated 19 June 2026

Syndicated Facility Agreement – AUD 250,000,000 Term Facility

Harmony Gold (Australia) Pty Limited
as AUD Borrower

Citibank, N.A., London Branch

and

Nedbank Limited, acting through its Nedbank Corporate and Investment Banking division as Mandated Lead Arrangers and Bookrunners

and

Nedbank Limited, acting through its Nedbank Corporate and Investment Banking division as Agent and Sustainability Agent

White & Case LLP
5 Old Broad Street
London EC2N 1DW

EMEA 161939087

Table of Contents

		Page
1.	Definitions and Interpretation	2
2.	AUD Term Facility	5
3.	Conditions of Utilisation	7
4.	Utilisation	8
5.	Repayment	9
6.	Prepayment	13
7.	Interest	13
8.	Interest Periods	14
9.	Changes to the Calculation of Interest	15
10.	Fees	16
11.	Changes to Term Reference Rate	17
12.	Public Offer	19
13.	Changes to the AUD Term Facility Lenders	21
14.	Governing Law	21
15.	Jurisdiction of English Courts	21
Schedule 1	**Original AUD Term Facility Lenders**	**22**
Schedule 2	**Form of Utilisation Request**	**23**
Schedule 3	**Timetables**	**24**
Schedule 4	**Reference Rate Terms**	**25**
Schedule 5	**Form of Extension Documents**	**29**
Part 1	Form of Extension Request	29
Part 2	Form of Extension Acceptance Notice	30
Schedule 6	**Form of AUD Term Facility Increase Confirmation**	**31**

EMEA 161939087 (i)

This Syndicated Facility Agreement (this "Agreement") is dated 19 June 2026 and made:

Between:

(1) **Harmony Gold (Australia) Pty Limited**, a proprietary limited liability company incorporated under the laws of the Commonwealth of Australia with Australian company number 091 439 333 (the "**AUD Borrower**");

(2) **The Financial Institutions** listed in Schedule 1 (*Original AUD Term Facility Lenders*) as original lenders (the "**Original AUD Term Facility Lenders**");

(3) **Citibank, N.A., London Branch** and **Nedbank Limited, acting through its Nedbank Corporate and Investment Banking division** as mandated lead arrangers and bookrunners (whether acting individually or together, the "**MLABs**");

(4) **Nedbank Limited, acting through its Nedbank Corporate and Investment Banking division** as sustainability agent of the other Finance Parties (the "**Sustainability Agent**"); and

(5) **Nedbank Limited, acting through its Nedbank Corporate and Investment Banking division** as agent of the other Finance Parties (the "**Agent**").

It is agreed:

1. Definitions and Interpretation

1.1 Definitions

In this Agreement:

"**Additional Business Day**" means any day specified as such in the Reference Rate Terms.

"**AUD Term Facility**" has the meaning given to that term in the Common Terms Agreement.

"**AUD Term Facility Increase Confirmation**" means a confirmation substantially in the form set out in Schedule 6 (*Form of AUD Term Facility Increase Confirmation*).

"**AUD Term Facility Loan**" has the meaning given to that term in the Common Terms Agreement.

"**Availability Period**" has the meaning given to that term in the Common Terms Agreement.

"**Break Costs**" means any amount specified as such in the Reference Rate Terms.

"**Business Day**" has the meaning given to that term in the Common Terms Agreement.

"**Common Terms Agreement**" means the common terms agreement originally dated on or about the Signature Date (as amended or amended and restated from time to time) between, amongst others, the AUD Borrower and the Agent.

"**Extended Repayment Date**" means either the First Extended Repayment Date or the Second Extended Repayment Date.

"**Final Repayment Date**" means the Initial Repayment Date or, if extended in accordance with Clause 5.3 (*Extension Option*), the Extended Repayment Date (as appropriate).

"**First Extended Repayment Date**" means the date falling 1 (one) year after the Initial Repayment Date.

"**Funding Rate**" means any individual rate notified by an AUD Term Facility Lender to the Agent pursuant to Clause 9.3(a)(ii) (*Cost of Funds*).

EMEA 161939087

"**Initial Repayment Date**" means the date falling on the third anniversary date of Financial Close.

"**Interest Payment**" means the aggregate amount of interest that is, or is scheduled to become, payable under this Agreement.

"**Interest Payment Date**" means the last day of each Interest Period.

"**Interest Period**" means, in relation to each AUD Term Facility Loan, each period determined in accordance with Clause 8 (*Interest Periods*) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 7.4 (*Default Interest*).

"**Interpolated Primary Term Rate**" means, in relation to any Primary Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a) the applicable Primary Term Rate (as of the Quotation Time) for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that AUD Term Facility Loan; and

(b) the applicable Primary Term Rate (as of the Quotation Time) for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that AUD Term Facility Loan.

"**Majority AUD Term Facility Lenders**" has the meaning given to that term in the Common Terms Agreement.

"**Margin**" means 2.50% (two point five zero per cent) per annum, subject to adjustment in accordance with the provisions of clause 10.4 (*Adjustment of Sustainability Linked Facility Margin – Sustainability KPI Reports*) and clause 10.5 (*KPI Change*) of the Common Terms Agreement.

"**Market Disruption Rate**" means the rate (if any) specified as such in the Reference Rate Terms.

"**Month**" has the meaning given to that term in the Common Terms Agreement.

"**Party**" means a party to this Agreement.

"**Primary Term Rate**" means the rate specified as such in the Reference Rate Terms.

"**Primary Term Rate Loan**" means any AUD Term Facility Loan.

"**Quotation Day**" means the day specified as such in the Reference Rate Terms.

"**Quotation Time**" means the relevant time (if any) specified as such in the Reference Rate Terms.

"**Quoted Tenor**" has the meaning given to that term in the Common Terms Agreement.

"**Reference Bank Rate**" means the reference bank rate as specified as such in the Reference Rate Terms.

"**Reference Banks**" means such banks which agree to act in that capacity as may be appointed by the Agent (acting reasonably) in consultation with the AUD Borrower (or the Parent on behalf of the AUD Borrower).

"**Reference Rate Supplement**" means a document which:

EMEA 161939087

3

EMEA 161939087 4 (a) is agreed in writing by the AUD Borrower (or the Parent on behalf of the AUD Borrower), the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority AUD Term Facility Lenders); (b) specifies the relevant terms which are expressed in this Agreement to be determined by reference to the Reference Rate Terms; and (c) has been made available to the AUD Borrower (or the Parent on behalf of the AUD Borrower) and each AUD Term Facility Lender. “Reference Rate Terms” means the terms set out in Schedule 4 (Reference Rate Terms) or in any Reference Rate Supplement. “Relevant Market” means the market specified as such in the Reference Rate Terms. “Reporting Time” means the relevant time as specified in the Reference Rate Terms. “Second Extended Repayment Date” means the date falling 1 (one) year after the First Extended Repayment Date. “Signature Date” has the meaning given to that term in the Common Terms Agreement. “Specified Time” means a time determined in accordance with Schedule 3 (Timetables). “Term Reference Rate” means, in relation to a Primary Term Rate Loan, the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that AUD Term Facility Loan or as otherwise determined pursuant to Clause 9.1 (Interest calculation if no Primary Term Rate), or if that rate is less than zero, the Term Reference Rate shall be deemed to be zero. “Utilisation” has the meaning given to that term in the Common Terms Agreement. “Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Form of Utilisation Request). 1.2 Construction (a) A reference in this Agreement to a page or screen of an information service displaying a rate shall include: (i) any replacement page of that information service which displays that rate; and (ii) the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the AUD Borrower (or the Parent on behalf of the AUD Borrower). (b) The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement. (c) Any Reference Rate Supplement overrides anything in: (i) Schedule 4 (Reference Rate Terms); or (ii) any earlier Reference Rate Supplement. EMEA 161939087 5 1.3 Common Terms Agreement (a) Terms used (but not otherwise defined) in this Agreement have the meaning given to them in the Common Terms Agreement. (b) The provisions of clause 1 (Definitions and Interpretation) of the Common Terms Agreement apply to this Agreement as if set out in this Agreement in full. (c) This Agreement and the rights and obligations of the Parties shall in all respects be subject to the terms and conditions of the Common Terms Agreement but, in the event of any conflict between the provisions of this Agreement and the provisions of the Common Terms Agreement, the provisions of this Agreement shall prevail. To the extent that an identical right, obligation, transaction, payment or other matter is said to exist, happen or occur (as applicable) under both the Common Terms Agreement and this Agreement, it shall exist, happen or occur under this Agreement. 2. AUD Term Facility 2.1 AUD Term Facility (a) Subject to the terms of this Agreement and the Common Terms Agreement, the AUD Term Facility Lenders agree to make available to the AUD Borrower the AUD Term Facility in an amount equal to the Total AUD Term Facility Commitments. (b) The AUD Borrower shall apply all amounts borrowed by it under the AUD Term Facility for the purpose set out in clause 3.1(e) (Purpose) of the Common Terms Agreement. 2.2 AUD Term Facility Lenders’ Rights and Obligations (a) The obligations of each AUD Term Facility Lender under this Agreement are several. Failure by an AUD Term Facility Lender to perform its obligations under this Agreement does not affect the obligations of any other Party under this Agreement. No AUD Term Facility Lender is responsible for the obligations of any other AUD Term Facility Lender under this Agreement. (b) The rights of each AUD Term Facility Lender under or in connection with this Agreement are separate and independent rights and any debt arising under this Agreement to an AUD Term Facility Lender from the AUD Borrower is a separate and independent debt in respect of which an AUD Term Facility Lender shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each AUD Term Facility Lender include any debt owing to that AUD Term Facility Lender under this Agreement and, for the avoidance of doubt, any part of an AUD Term Facility Loan or any other amount owed by the AUD Borrower which relates to an AUD Term Facility Lender's participation in the AUD Term Facility or its role under this Agreement (including any such amount payable to the Agent on its behalf) is a debt owing to that AUD Term Facility Lender by the AUD Borrower. (c) An AUD Term Facility Lender may, except as specifically provided in this Agreement and/or the Common Terms Agreement, separately enforce its rights under or in connection with this Agreement. 2.3 AUD Term Facility Increase (a) The AUD Borrower may by giving prior notice to the Agent by no later than the date falling ten Business Days after the effective date of a cancellation of the Commitment of an AUD Term Facility Lender in accordance with: EMEA 161939087 6 (i) Clause 8.1 (Mandatory Prepayment - Illegality) of the Common Terms Agreement; or (ii) paragraph (a) of clause 7.4 (Right of Cancellation and Repayment in relation to a Single Lender) of the Common Terms Agreement, request that the Commitments relating to the AUD Term Facility be increased (and the Commitments relating to the AUD Term Facility shall be so increased) in an aggregate amount of up to the amount of the Commitments relating to the AUD Term Facility so cancelled as follows: (iii) the increased Commitments will be assumed by one or more Eligible Institutions (each an “AUD Term Facility Increase Lender”) each of which confirms in writing (whether in the relevant AUD Term Facility Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a AUD Term Facility Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original AUD Term Facility Lender in respect of those Commitments; (iv) the AUD Borrower and each of the other Obligors and any AUD Term Facility Increase Lender shall assume obligations towards one another and/or acquire rights against one another under the Finance Documents as the AUD Borrower, the other Obligors and the AUD Term Facility Increase Lender would have assumed and/or acquired had the AUD Term Facility Increase Lender been an Original AUD Term Facility Lender in respect of that part of the increased Commitments which it is to assume; (v) each AUD Term Facility Increase Lender shall become a Party and party to the Common Terms Agreement as an “AUD Term Facility Lender” and any AUD Term Facility Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another under this Agreement and the other Finance Documents as that AUD Term Facility Increase Lender and those Finance Parties would have assumed and/or acquired had the AUD Term Facility Increase Lender been an Original AUD Term Facility Lender under this Agreement and the Common Terms Agreement in respect of that part of the increased Commitments which it is to assume; (vi) the Commitments of the other AUD Term Facility Lenders shall continue in full force and effect; and (vii) any increase in the Commitments relating to the AUD Term Facility shall take effect on the date specified by the AUD Borrower in the notice referred to above or any later date on which the Agent executes an otherwise duly completed AUD Term Facility Increase Confirmation delivered to it by the relevant AUD Term Facility Increase Lender. (b) The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed AUD Term Facility Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that AUD Term Facility Increase Confirmation. (c) The Agent shall only be obliged to execute an AUD Term Facility Increase Confirmation delivered to it by an AUD Term Facility Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar EMEA 161939087 7 checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that AUD Term Facility Increase Lender. (d) Each AUD Term Facility Increase Lender, by executing an AUD Term Facility Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite AUD Term Facility Lender or AUD Term Facility Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original AUD Term Facility Lender. (e) The AUD Borrower (or the Parent on behalf of the AUD Borrower) shall promptly on demand pay the Agent the amount of all costs and expenses (including agreed or reasonable legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.3. (f) The AUD Term Facility Increase Lender (if it is not already a party to this Agreement as a Lender) shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under clause 26.4 (Assignment or Transfer Fee) of the Common Terms Agreement if the increase was a transfer in accordance with the terms of clause 26 (Changes to the Lenders) of the Common Terms Agreement and if the AUD Term Facility Increase Lender was a New Lender. (g) Neither the Agent nor any AUD Term Facility Lender shall have any obligation to find an AUD Term Facility Increase Lender and in no event shall any AUD Term Facility Lender whose Commitment is replaced by an AUD Term Facility Increase Lender be required to pay or surrender any of the fees received by such AUD Term Facility Lender pursuant to the Finance Documents. (h) Clause 26.5 (Limitation of Responsibility of Existing Lenders) of the Common Terms Agreement shall apply mutatis mutandis in this Clause 2.3 in relation to an AUD Term Facility Increase Lender as if references in that Clause to: (i) an “Existing Lender” were references to all the AUD Term Facility Lenders immediately prior to the relevant increase; (ii) the “New Lender” were references to that “AUD Term Facility Increase Lender”; and (iii) a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”. 3. Conditions of Utilisation Subject to clause 4.1 (Initial Conditions Precedent) of the Common Terms Agreement, the AUD Term Facility Lenders will only be obliged to comply with Clause 4.4 (Lenders’ Participation) in relation to any Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date the conditions set out in clause 4.2 (Further Conditions Precedent) of the Common Terms Agreement are satisfied.

EMEA 161939087 8 4. Utilisation 4.1 Delivery of a Utilisation Request The AUD Borrower may utilise the AUD Term Facility by delivery (or delivery by the Parent on behalf of the AUD Borrower) to the Agent of a duly completed Utilisation Request by no later than the Specified Time. 4.2 Completion of a Utilisation Request (a) Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless: (i) the proposed Utilisation Date is a Business Day within the Availability Period; (ii) the currency and amount of the Utilisation comply with Clause 4.3 (Currency and Amount); and (iii) it specifies a bank account in Australia to which the AUD Borrower requires the proceeds of the AUD Term Facility Loan to be credited. (b) Only one (1) AUD Term Facility Loan may be requested in each Utilisation Request. (c) Neither the AUD Borrower nor the Parent may deliver a Utilisation Request if as a result of the proposed Utilisation the number of AUD Term Facility Loans outstanding would not comply with clause 4.3 (Maximum Number of Loans) of the Common Terms Agreement. 4.3 Currency and Amount (a) The currency specified in a Utilisation Request must be AUD. (b) The amount of the proposed Utilisation must be a minimum of AUD 25, 000, 000 (twenty-five million Australian Dollars) or, if less, the Available Facility. 4.4 Lenders’ Participation (a) If the conditions set out in this Agreement have been met, and subject to Clause 5.1 (Repayment of AUD Term Facility Loans), each AUD Term Facility Lender shall make its participation in each AUD Term Facility Loan available to the Agent by the proposed Utilisation Date through its Facility Office. (b) The amount of each AUD Term Facility Lender’s participation in each AUD Term Facility Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the AUD Term Facility Loan. (c) The Agent shall notify each AUD Term Facility Lender of the amount of each AUD Term Facility Loan and the amount of its participation in that AUD Term Facility Loan by the Specified Time. 4.5 Payment of AUD Term Facility Loans to the AUD Borrower (a) The Agent shall pay the proceeds of each AUD Term Facility Loan to the AUD Borrower in accordance with clause 32 (Payment Mechanics) of the Common Terms Agreement as soon as practicable after receipt by it of each AUD Term Facility Lender’s participation in that AUD Term Facility Loan in accordance with Clause 4.4 (Lenders’ Participation). (b) The AUD Borrower agrees and acknowledges that: EMEA 161939087 9 (i) to the extent that the Agent has received on the proposed Utilisation Date of any AUD Term Facility Loan the proceeds of each AUD Term Facility Lender’s participation in that AUD Term Facility Loan in accordance with Clause 4.4 (Lenders’ Participation), that date shall be the Utilisation Date for that AUD Term Facility Loan, whether or not the AUD Borrower receives the proceeds of that AUD Term Facility Loan on that date; (ii) neither the Agent, nor any AUD Term Facility Lender, nor any other Finance Party shall be liable in any respect to the AUD Borrower for any loss, liability or cost incurred by the AUD Borrower where the AUD Borrower does not receive on the Utilisation Date the proceeds of each AUD Term Facility Lender’s participation in that AUD Term Facility Loan received by the Agent on or before that Utilisation Date in accordance with Clause 4.4 (Lenders’ Participation), provided that the AUD Borrower receives the proceeds of an AUD Term Facility Loan up to one (1) Business Day after the proposed Utilisation Date specified in the relevant Utilisation Request in accordance with paragraph (a) above; and (iii) it shall remain liable to pay interest on each AUD Term Facility Loan from the Utilisation Date that is the first day of the first Interest Period for that AUD Term Facility Loan, whether or not it receives the proceeds of that AUD Term Facility Loan on that Utilisation Date. (c) Nothing in this Clause 4.5 shall affect, in any way, the calculation and payment of interest payable by the AUD Borrower on each AUD Term Facility Loan in accordance with Clause 7 (Interest), Clause 8 (Interest Periods) and Clause 9 (Changes to the Calculation of Interest). (d) This Clause 4.5 is without prejudice to the provisions of paragraph (c) of clause 29.11 (Exclusion of Liability) of the Common Terms Agreement. 4.6 Cancellation of Commitment The AUD Term Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period in accordance with the terms of clause 5.2 (Cancellation of Commitment) of the Common Terms Agreement. 5. Repayment 5.1 Repayment of AUD Term Facility Loans The AUD Borrower shall repay the aggregate AUD Term Facility Loans in full on the Final Repayment Date. 5.2 Reborrowing The AUD Borrower may not reborrow any part of the AUD Term Facility which is prepaid or repaid. 5.3 Extension Option (a) The AUD Borrower (or the Parent on behalf of the AUD Borrower) may, by giving notice to the Agent substantially in the form set out in Part 1 of Schedule 5 (Form of Extension Documents), (the “Extension Request”): (i) not less than one hundred (100) days and not more than one hundred and twenty (120) days before the first anniversary of Financial Close, request that EMEA 161939087 10 the Initial Repayment Date be extended to the First Extended Repayment Date; and (ii) not less than one hundred (100) days and not more than one hundred and twenty (120) days before the second anniversary of Financial Close, request that the First Extended Repayment Date be extended to the Second Extended Repayment Date. (b) The Agent shall promptly, and in any event by no later than two (2) Business Days following receipt of an Extension Request, notify the AUD Term Facility Lenders of the receipt of an Extension Request. (c) Each AUD Term Facility Lender shall notify the Agent, the AUD Borrower and the Parent of its decision whether or not to consent to the Extension Request within twenty (20) Business Days of the Agent notifying the AUD Term Facility Lender of the Extension Request (the “Extension Request End Date”). An AUD Term Facility Lender who has consented to the Extension Request (the “Extending Lender”), shall deliver a written notice to the Agent substantially in the form set out in Part 2 of Schedule 5 (Form of Extension Documents) (the “Extension Acceptance Notice”). If an AUD Term Facility Lender has not delivered an Extension Acceptance Notice on or before the Extension Request End Date, it shall be deemed to have not consented to the Extension Request (together with an AUD Term Facility Lender who has explicitly not consented to an Extension Request, the “Non-Extending Lenders”). (d) Each Non-Extending Lender shall, on the Business Day immediately following the Extension Request End Date, be deemed to have offered all (and not part) of its Available Commitment under the AUD Term Facility and the outstanding principal amount of such Non-Extending Lender’s participation in the outstanding AUD Term Facility Loans (together with all of its rights and obligations under the Finance Documents) pro rata to each Extending Lender in accordance with paragraph (h) below. The Agent shall notify all Extending Lenders of such offer by delivering a notice (the “Lender Replacement Notice”) within two (2) Business Days of such date. The offer made pursuant to this paragraph (d) shall immediately lapse at the end of the Business Day immediately preceding the commencement of the Replacement Lender Offer Period (as defined below). (e) An Extending Lender may, within fifteen (15) Business Days of receipt of a Lender Replacement Notice (the “Replacement Notice End Date”) deliver an additional Extension Acceptance Notice substantially in the form set out in Part 2 of Schedule 5 (Form of Extension Documents) to the Agent, the AUD Borrower and the Parent confirming its willingness to assume (i) its pro rata share of each Non-Extending Lender’s Available Commitment under the AUD Term Facility and the outstanding principal amount of such Non-Extending Lender’s participation in the outstanding AUD Term Facility Loans and (ii) all the related rights and obligations of each Non- Extending Lender (the “Initial Pro Rata Participation”) for a purchase price payable in cash, at par, and at the time of transfer in an amount equal to its pro rata share of the outstanding principal amount of such Non-Extending Lender’s participation in the outstanding AUD Term Facility Loans and all accrued interest, Break Costs and any other amounts payable in relation thereto in accordance with the terms of the Finance Documents. (f) If an Extending Lender has not notified the Agent, the AUD Borrower and the Parent in writing of its consent to the Initial Pro Rata Participation on or before the Replacement Notice End Date in accordance with paragraph (e) above, such Extending Lender shall be deemed to have declined its Initial Pro Rata Participation. EMEA 161939087 11 (g) An Extending Lender may, in its additional Extension Acceptance Notice, indicate whether it wishes to assume, in addition to its Initial Pro Rata Participation, any additional Non-Extending Lender’s Available Commitment under the AUD Term Facility and the outstanding principal amount of such Non-Extending Lender’s participation in the outstanding AUD Term Facility Loans (the “Participation Headroom”). (h) If an Extending Lender has declined or is deemed to have declined: (i) its Initial Pro Rata Participation, the Agent shall notify the other Extending Lenders within two (2) Business Days of the Replacement Notice End Date and each such other Extending Lender may deliver a further Extension Acceptance Notice within three (3) Business Days of notice, confirming its willingness to assume its pro rata share of that Initial Pro Rata Participation (the “Additional Pro Rata Participation”). If an Extending Lender has not delivered a further Extension Acceptance Notice on or before such date, it shall be deemed to have declined its Additional Pro Rata Participation; or (ii) its Additional Pro Rata Participation, any other Extending Lender which has provided its Participation Headroom shall, within three (3) Business Days of such event occurring, assume either (i) an amount not exceeding its Participation Headroom or (ii) such other amount (not exceeding the Additional Pro Rata Participation) as notified by the AUD Borrower (or the Parent on behalf of the AUD Borrower) to the Agent (in the event that more than one Extending Lender has provided its Participation Headroom and such amount exceeds the Additional Pro Rata Participation), in each case, for a purchase price payable in cash, at par, and at the time of transfer in an amount equal to its pro rata share of the outstanding principal amount of such Additional Pro Rata Participation or Participation Headroom (as applicable) and all accrued interest, Break Costs and any other amounts payable in relation thereto in accordance with the terms of the Finance Documents. (i) If, following the process set out in paragraph (h) above, any Non-Extending Lender’s Available Commitment under the AUD Term Facility and the outstanding principal amount of such Non-Extending Lender’s participation in the outstanding AUD Term Facility Loans remains available, the AUD Borrower or the Parent may, within twenty (20) Business Days (the “Replacement Lender Offer Period”), replace a Non- Extending Lender by requiring such Non-Extending Lender to (and, to the extent permitted by law, such Non-Extending Lender shall) transfer to: (i) a Permitted Transferee; or (ii) subject to the consent of the Extending Lenders (which consent shall not be unreasonably withheld or delayed), any other bank or financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (an “Alternative Institution”), (each such Permitted Transferee or Alternative Institution, an “Extending Replacement Lender”), for a purchase price payable in cash, at par, and at the time of transfer in an amount equal to the outstanding principal amount of such Non-Extending Lender’s participation in the outstanding AUD Term Facility Loan and all accrued interest, Break Costs and other amounts payable in relation thereto in accordance with the terms of the Finance Documents.

EMEA 161939087 12 (j) If at the end of the Replacement Lender Offer Period, Available Commitments under the AUD Term Facility and participation in the outstanding AUD Term Facility Loans of the Non-Extending Lenders, in an aggregate amount not exceeding AUD 12,500,000, have not been transferred to an Extending Replacement Lender, the AUD Borrower or the Parent may, within two (2) Business Days after the end of the Replacement Lender Offer Period notify the Agent of cancellation of such Non- Extending Lender AUD Term Facility Commitment and its intention to procure the repayment of those Non-Extending Lender’s participation in the AUD Term Facility Loan (together with all accrued interest, Break Costs and other amounts payable in relation thereto in accordance with the terms of the Finance Documents). (k) On receipt of such a notice of cancellation, the AUD Term Facility Commitment of those Non-Extending Lenders shall immediately be reduced to zero and the AUD Borrower shall repay those Non-Extending Lenders’ participation in the AUD Term Facility Loans in accordance with paragraph (j) above by no later than the date falling three (3) Business Days prior to the Initial Repayment Date (the “Permitted Non- Extending Lender Repayment”). (l) The replacement of a Non-Extending Lender pursuant to paragraphs (d) to (j) above shall be subject to the following conditions: (i) such transfer shall be effected pursuant to clause 26 (Changes to the Lenders) of the Common Terms Agreement; (ii) no AUD Term Facility Lender shall have any obligation to find an Extending Replacement Lender; (iii) under no circumstances shall the Non-Extending Lender be required to pay or surrender to such Extending Replacement Lender any of the fees received by such Non-Extending Lender pursuant to the Finance Documents; and (iv) the Non-Extending Lender shall only be obliged to transfer its rights and obligations pursuant to paragraphs (d) to (j) above once the Agent has confirmed that it is satisfied that such transferee has complied with all necessary “know your customer” or other similar checks in accordance with clause 21.11 (“Know Your Customer” Checks) of the Common Terms Agreement. (m) If following the completion of the extension options set out in paragraphs (a) to (l) above: (i) the AUD Borrower or the Parent has either: (A) received Extension Acceptance Notices from all the AUD Term Facility Lenders; or (B) replaced all Non-Extending Lenders with an Extending Replacement Lender; or (C) effected a Permitted Non-Extending Lender Repayment, each AUD Term Facility Lender’s Available Commitment under the AUD Term Facility and its participation in all outstanding AUD Term Facility Loans shall be extended to the Extended Repayment Date; or (ii) the Available Commitment under the AUD Term Facility and participation in all outstanding AUD Term Facility Loans of a Non-Extending Lender have not been transferred to an Extending Replacement Lender or the AUD Borrower EMEA 161939087 13 (or the Parent on behalf of the AUD Borrower) has been unable to effect a Permitted Non-Extending Lender Repayment, each AUD Term Facility Lender’s: (A) Available Commitment under the AUD Term Facility shall be reduced to zero and cancelled; and (B) participation in all outstanding AUD Term Facility Loans shall be repaid together with all accrued interest, Break Costs and any other amounts payable in relation thereto in accordance with the terms of the Finance Documents, in each case, on the Initial Repayment Date or the First Extended Repayment Date, as applicable. 6. Prepayment 6.1 Mandatory Prepayment The AUD Borrower shall be obliged to mandatorily prepay each AUD Term Facility Loan made to it in accordance with the terms of clause 8 (Mandatory Prepayment and Cancellation) of the Common Terms Agreement. 6.2 Voluntary Prepayment The AUD Borrower may voluntarily prepay the whole or any part of an AUD Term Facility Utilisation made to it in accordance with the terms of clause 7.2 (Voluntary Prepayment of ZAR Green Term Facility Loans and AUD Term Facility Loans) of the Common Terms Agreement. 7. Interest 7.1 Calculation of Interest The rate of interest on each AUD Term Facility Loan for each Interest Period is the percentage rate per annum which is the aggregate of: (a) the Margin; and (b) the Term Reference Rate. 7.2 Payment of Interest The AUD Borrower shall, subject to Clause 7.4 (Default Interest), pay accrued interest on each AUD Term Facility Loan on each Interest Payment Date. 7.3 Notification of Rates of Interest (a) The Agent shall promptly notify the AUD Term Facility Lenders and the AUD Borrower and the Parent of the determination of a rate of interest under this Agreement. (b) The Agent shall promptly notify the AUD Borrower and the Parent of each Funding Rate relating to an AUD Term Facility Loan. (c) This Clause 7.3 shall not require the Agent to make any notification to any Party on a day which is not a Business Day. EMEA 161939087 14 7.4 Default Interest (a) If the AUD Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). (b) Any interest accruing under this Clause 7.4 shall be immediately payable by the AUD Borrower on demand by the Agent. (c) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable. 8. Interest Periods 8.1 Interest Periods (a) Each Interest Period will be three (3) Months, or any other period agreed between the AUD Borrower (or the Parent on behalf of the AUD Borrower) and the Agent (acting on the instructions of all the AUD Term Facility Lenders). (b) The first Interest Period for any AUD Term Facility Loan to be borrowed on the first Utilisation Date (as specified in the first Utilisation Request delivered by the AUD Borrower to the Agent pursuant to this Agreement) shall start on the first Utilisation Date and shall end on the date falling three (3) Months after the first Utilisation Date. The first Interest Period for any new AUD Term Facility Loan (other than any AUD Term Facility Loan borrowed on the first Utilisation Date) shall start on the Utilisation Date specified in the relevant Utilisation Request for that new AUD Term Facility Loan and end on the last day of the then current Interest Period for the AUD Term Facility Loans borrowed on the first Utilisation Date (and any such AUD Term Facility Loans shall be consolidated in accordance with Clause 8.3 (Consolidation of AUD Term Facility Loans)) (or if there is no such current Interest Period for the AUD Term Facility Loans borrowed on the first Utilisation Date, the date falling three (3) Months after the Utilisation Date). Each subsequent Interest Period shall start on the last day of its preceding Interest Period. (c) An Interest Period for an AUD Term Facility Loan shall not extend beyond the Final Repayment Date. 8.2 Non-Business Days Any rules specified as “Business Day Conventions” in the Reference Rate Terms shall apply to each Interest Period. 8.3 Consolidation of AUD Term Facility Loans If two (2) or more AUD Term Facility Loans have Interest Periods which end on the same date, those AUD Term Facility Loans will be consolidated into, and treated as, a single AUD Term Facility Loan on the last day of the Interest Period. EMEA 161939087 15 9. Changes to the Calculation of Interest 9.1 Interest calculation if no Primary Term Rate (a) Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Primary Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan. (b) Reference Bank Rate: If: (i) no Primary Term Rate is available for the Interest Period of an AUD Term Facility Loan; and (ii) it is not possible to calculate an Interpolated Primary Term Rate for that AUD Term Facility Loan, the applicable Term Reference Rate shall be the Reference Bank Rate as of the Specified Time for that AUD Term Facility Loan and for a period equal in length to the Interest Period of that AUD Term Facility Loan. (c) Cost of funds: if paragraph (b) above applies but no Reference Bank Rate is available then if “Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that AUD Term Facility Loan, Clause 9.3 (Cost of Funds) shall apply to that AUD Term Facility Loan for that Interest Period. 9.2 Market Disruption If: (a) a Market Disruption Rate is specified in the Reference Rate Terms for an AUD Term Facility Loan; and (b) before the Reporting Time for that AUD Term Facility Loan the Agent receives notifications from an AUD Term Facility Lender or AUD Term Facility Lenders (whose participations in that AUD Term Facility Loan exceed 35 per cent. (35%) of that AUD Term Facility Loan) that its cost of funds relating to its participation in that AUD Term Facility Loan would be in excess of that Market Disruption Rate, then Clause 9.3 (Cost of Funds) shall apply to that AUD Term Facility Loan for the relevant Interest Period. 9.3 Cost of Funds (a) If this Clause 9.3 applies, Clause 7.1 (Calculation of Interest) shall not apply to that AUD Term Facility Loan for that Interest Period and the rate of interest on that AUD Term Facility Loan for that Interest Period shall be the percentage rate per annum which is the sum of: (i) the applicable Margin; and (ii) the weighted average of the rates notified to the Agent by each AUD Term Facility Lender as soon as practicable and in any event by the Reporting Time for that AUD Term Facility Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that AUD Term Facility Loan. (b) If this Clause 9.3 applies and the Agent, the AUD Borrower or the Parent so requires, the Agent and the AUD Borrower (or the Parent on behalf of the AUD Borrower) shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

EMEA 161939087 16 (c) Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the AUD Term Facility Lenders and the AUD Borrower (or the Parent on behalf of the AUD Borrower), be binding on all Parties. (d) If this Clause 9.3 applies pursuant to Clause 9.2 (Market Disruption) and: (i) an AUD Term Facility Lender’s Funding Rate is less than the relevant Market Disruption Rate; or (ii) an AUD Term Facility Lender does not notify a rate to the Agent by the Reporting Time, that AUD Term Facility Lender’s cost of funds relating to its participation for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate. (e) Subject to paragraph (d) above, if this Clause 9.3 applies but any AUD Term Facility Lender does not notify a rate to the Agent by the Reporting Time the rate of interest shall be calculated on the basis of the rates notified by the remaining AUD Term Facility Lenders. (f) If this Clause 9.3 applies the Agent shall, as soon as is practicable, notify the AUD Borrower and the Parent. 9.4 Break Costs (a) If an amount is specified as Break Costs in the Reference Rate Terms for an AUD Term Facility Loan or Unpaid Sum, the AUD Borrower shall, within three (3) Business Days of demand by an AUD Term Facility Lender or the Agent, pay to that AUD Term Facility Lender its Break Costs (if any) attributable to all or any part of that AUD Term Facility Loan or Unpaid Sum being paid by the AUD Borrower on a day prior to the last day of an Interest Period for that AUD Term Facility Loan or Unpaid Sum. (b) Each AUD Term Facility Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable. 10. Fees 10.1 Commitment Fee (a) The AUD Borrower (or the Parent on behalf of the AUD Borrower) shall pay (or procure there is paid) to the Agent (for the account of each AUD Term Facility Lender) a commitment fee, exclusive of VAT which shall accrue on a daily basis, in Australian Dollars computed at a rate of thirty-five per cent. (35%) of the Margin on that AUD Term Facility Lender’s Available Commitment for the Availability Period. (b) The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant AUD Term Facility Lender’s Commitment at the time the cancellation is effective. (c) No commitment fee is payable to the Agent (for the account of an AUD Term Facility Lender) on any Available Commitment of that AUD Term Facility Lender for any day on which that AUD Term Facility Lender is a Defaulting Lender. EMEA 161939087 17 10.2 Extension Fee The AUD Borrower (or the Parent on behalf of the AUD Borrower) shall pay (or procure there is paid) to: (a) each Extending Lender, a fee computed at the percentage rate equal to 0.15 per cent. (0.15%) of each Extending Lender’s Available Commitment under the AUD Term Facility and participation in all outstanding AUD Term Facility Loans (excluding any Initial Pro Rata Participation, Additional Pro Rata Participation or Participation Headroom). Such fee is payable on the 3rd Business Day after the last date on which the extension options set out in paragraphs (a) to (l) of Clause 5.3 (Extension Option) have been completed in accordance with Clause 5.3(m)(i) (Extension Option); (b) each Extending Lender that has participated in respect of its Initial Pro Rata Participation, Additional Pro Rata Participation or Participation Headroom (as applicable), a participation fee in the amount and at the times agreed in a Fee Letter; and (c) each Alternative Institution that has become an Extending Replacement Lender, a participation fee in the amount and at the times agreed in a Fee Letter. 11. Changes to Term Reference Rate (a) Subject to paragraph (b) below and clause 38.3 (Other Exceptions) of the Common Terms Agreement, if a Published Rate Replacement Event has occurred in relation to any Published Rate for AUD, any amendment or waiver which relates to: (i) providing for the use of a Replacement Reference Rate in place of that Published Rate; and (ii) (A) aligning any provision of this Agreement to the use of that Replacement Reference Rate; (B) enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement); (C) implementing market conventions applicable to that Replacement Reference Rate; (D) providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or (E) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority AUD Term Facility Lenders) and the AUD Borrower (or the Parent on behalf of the AUD Borrower). EMEA 161939087 18 (b) If any AUD Term Facility Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within thirty (30) Business Days (or such longer time period in relation to any request which the AUD Borrower (or the Parent on behalf of the AUD Borrower) and the Agent may agree) of that request being made: (i) its AUD Term Facility Commitment(s) shall not be included for the purpose of calculating the Total AUD Term Facility Commitments under the AUD Term Facility, when ascertaining whether any relevant percentage of Total AUD Term Facility Commitments has been obtained to approve that request; and (ii) its status as an AUD Term Facility Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of AUD Term Facility Lenders has been obtained to approve that request. (c) In this Clause 11: “Published Rate” means the Primary Term Rate for any Quoted Tenor. “Published Rate Replacement Event” means, in relation to a Published Rate: (a) the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority AUD Term Facility Lenders and the AUD Borrower (or the Parent on behalf of the AUD Borrower), materially changed; (b) (i) (A) the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or (B) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate; (ii) the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate; (iii) the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or (iv) the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; (c) the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either: EMEA 161939087 19 (i) the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority AUD Term Facility Lenders and the AUD Borrower (or the Parent on behalf of the AUD Borrower)) temporary; or (ii) that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or (d) in the opinion of the Majority AUD Term Facility Lenders and the AUD Borrower (or the Parent on behalf of the AUD Borrower), that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement. “Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board. “Replacement Reference Rate” means a reference rate which is: (a) formally designated, nominated or recommended as the replacement for a Published Rate by: (i) the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or (ii) any Relevant Nominating Body, and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above; (b) in the opinion of the Majority AUD Term Facility Lenders and the AUD Borrower (or the Parent on behalf of the AUD Borrower), generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or (c) in the opinion of the Majority AUD Term Facility Lenders and the AUD Borrower (or the Parent on behalf of the AUD Borrower), an appropriate successor to a Published Rate. 12. Public Offer 12.1 Definitions In this Clause 12: “Associate” has the meaning given to it in Section 128F(9) of the Tax Act. “Australia” means the Commonwealth of Australia. “Offshore Associate” means an Associate: (a) which is a non-resident of Australia and does not become an AUD Term Facility Lender or receive a payment in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia; or

EMEA 161939087 20 (b) which is a resident of Australia and which becomes an AUD Term Facility Lender or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country; and which does not become an AUD Term Facility Lender and receive payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme. “Tax Act” means the Income Tax Assessment Act 1936 (Cth) of Australia. 12.2 MLABs’ Representations, Warranties and Undertakings Each MLAB undertakes, represents and warrants to the AUD Borrower as follows: (a) on behalf of and as agent for, the AUD Borrower, it has made, together with each other MLAB, invitations to become a Lender under this Agreement to at least ten (10) parties each of whom, as at the date the relevant invitation is made, that MLAB's relevant officers involved in the transaction on a day to day basis reasonably believe carries on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets, for the purposes of section 128F(3A)(a)(i) of the Tax Act, and has been disclosed to the AUD Borrower; (b) at least ten (10) of the parties to whom the MLABs have made invitations referred to in paragraph (a) are not, as at the date the invitations were made, to the knowledge or suspicion of the relevant officers of the MLABs involved in the transaction, Associates of any of the others of those ten (10) invitees or the MLABs; and (c) it has not made and will not make invitations referred to in paragraph (a) to parties whom its relevant officers involved in the transaction on a day to day basis are aware or suspect are Offshore Associates of the AUD Borrower. 12.3 AUD Borrower’s Confirmation The AUD Borrower confirms that none of the potential invitees whose names were disclosed to it by the MLABs before the date of this Agreement were known or suspected by it to be an Offshore Associate of the AUD Borrower or an Associate of any other such invitee. 12.4 Original AUD Term Facility Lenders’ Representations and Warranties Each Original AUD Term Facility Lender represents and warrants to the AUD Borrower that: (a) if it received an invitation under Clause 12.2 (MLABs’ Representations, Warranties and Undertakings), at the time it received the invitation it was carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets; and (b) its officers involved in the transaction on a day to day basis do not know or suspect that it is an Associate of any other invitee whose identity has been disclosed to it or that it is an Offshore Associate of the AUD Borrower. 12.5 Information Each MLAB and each Original AUD Term Facility Lender will provide to the AUD Borrower when reasonably requested by the AUD Borrower any factual information in its possession or which it is reasonably able to provide to assist the Parent or the AUD Borrower to demonstrate (based upon tax advice received by the Parent or the AUD Borrower) that Section 128F of the Tax Act has been satisfied where to do so will not in the MLABs’ or the Original AUD Term Facility Lender’s reasonable opinion breach any law or regulation or any duty of confidence. EMEA 161939087 21 12.6 Co-operation if Section 128F Requirements Not Satisfied If, for any reason, the requirements of Section 128F of the Tax Act have not been satisfied in relation to interest payable on AUD Term Facility Loans (except to an Offshore Associate of the AUD Borrower), then on request by the Agent, the MLABs or the AUD Borrower, each Party shall co-operate and take steps reasonably requested with a view to satisfying those requirements: (a) where a Finance Party breached Clause 12.2 (MLABs’ Representations, Warranties and Undertakings) or Clause 12.4 (Original AUD Term Facility Lenders' Representations and Warranties), at the cost of that Finance Party; or (b) in all other cases, at the cost of the AUD Borrower. 12.7 Syndicated Facility Agreement The Parties agree that this Agreement is a “syndicated facility agreement” for the purposes of Section 128F of the Tax Act. 13. Changes to the AUD Term Facility Lenders Any AUD Term Facility Lender may assign any of its rights or transfer by novation any of its rights and obligations under this Agreement and other Finance Document in accordance with clause 26 (Changes to the Lenders) of the Common Terms Agreement. 14. Governing Law This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. 15. Jurisdiction of English Courts (a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). (b) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary. EMEA 161939087 22 Schedule 1 Original AUD Term Facility Lenders Name of Original AUD Term Facility Lenders AUD Term Facility Commitment (AUD) Citibank, N.A., Sydney Branch 18,000,000 Nedbank Limited, London Branch 42,000,000 Bank of China Limited, Sydney Branch 10,000,000 Westpac Banking Corporation 30,000,000 JPMorgan Chase Bank, N.A., London Branch 21,000,000 Bank of Montreal, London Branch 20,000,000 The Hongkong and Shanghai Banking Corporation Limited, Sydney Branch 27,000,000 Royal Bank of Canada 14,000,000 ING Bank N.V. 31,000,000 Commonwealth Bank of Australia 24,000,000 Mizuho Bank, Ltd. 13,000,000 TOTAL: 250,000,000 EMEA 161939087 23 Schedule 2 Form of Utilisation Request From: [AUD Borrower]/[Parent] To: [Agent] Dated [●] Dear Sirs Harmony Gold Mining Company Limited – Syndicated Facility Agreement – AUD 250,000,000 Term Facility dated [●] 2026 (the “Agreement”) 1. We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request. 2. We wish to borrow an AUD Term Facility Loan on the following terms: Facility to be utilised: AUD Term Facility Proposed Utilisation Date: [●] (or, if that is not a Business Day, the next Business Day) Amount: AUD [●] 3. We confirm that each condition specified in Clause 3 (Conditions of Utilisation) is satisfied on the date of this Utilisation Request. 4. [The proceeds of this AUD Term Facility Loan should be credited to [account].] 5. This Utilisation Request is irrevocable. Yours faithfully _____________________________________ authorised signatory for [AUD Borrower]/ [Parent]

EMEA 161939087 24 Schedule 3 Timetables Delivery of a duly completed Utilisation Request (Clause 4.1 (Delivery of a Utilisation Request)) as of 11 a.m. Johannesburg time on the date which is five (5) Business Days prior to the proposed Utilisation Date Agent notifies the AUD Term Facility Lenders of the AUD Term Facility Loan in accordance with Clause 4.4 (Lenders’ Participation) as of 11 a.m. Johannesburg time on the date which is three (3) Business Days prior to the proposed Utilisation Date Time at which Reference Bank Rate calculated by reference to available quotations: Quotation Day 12:30 p.m. (Sydney time) Deadline for quotations to establish a Reference Bank Rate: Quotation Day 11:30 a.m. (Sydney time) EMEA 161939087 25 Schedule 4 Reference Rate Terms Currency: AUD. Cost of funds as a fallback Cost of funds will apply as a fallback. Definitions Additional Business Day: Any day other than a Saturday or a Sunday on which banks are open for general business in Sydney, Australia. Break Costs: The amount (if any) by which: (a) the interest (excluding Margin) which an AUD Term Facility Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant AUD Term Facility Loan or Unpaid Sum to the last day of the current Interest Period in respect of that AUD Term Facility Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period; exceeds: (b) the amount which that AUD Term Facility Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market or acquiring a bill of exchange accepted by a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period. Business Day Conventions (definition of “Month”) and Clause 8.2 (Non-Business Days): (a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period: (i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; EMEA 161939087 26 (ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and (iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end. (b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not). Fallback Interest Period: Not applicable. Market Disruption Rate: The Term Reference Rate. Primary Term Rate: (a) the Australian Bank Bill Swap Reference Rate (Bid) administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration and/or calculation of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page BBSY Bid of the Thomson Reuters or Refinitiv screen (or any replacement Thomson Reuters or Refinitiv page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters or Refinitiv; and (b) if the rate described in paragraph (a) above is not available, the sum of: (i) the Australian Bank Bill Swap Reference Rate administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration and/or calculation of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page BBSW of the Thomson Reuters or Refinitiv screen (or any replacement Thomson EMEA 161939087 27 Reuters or Refinitiv page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters or Refinitiv; plus (ii) 0.05 per cent. per annum. Quotation Day: In relation to any period for which an interest rate is to be determined, the first day of that period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and, if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)). Quotation Time: The Quotation Day as at 11:00 a.m. (Sydney time). Reference Bank Rate: In relation to an AUD Term Facility Loan, the sum of: (a) (i) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the mid discount rate (expressed as a yield per cent. to maturity) observed by the relevant Reference Bank for marketable parcels of AUD denominated bank accepted bills and negotiable certificates of deposit accepted or issued by Prime Banks, and which mature on the last day of the relevant period or in the same half month period under market conventions; or (ii) if there is no observable market rate for marketable parcels of Prime Bank AUD securities referred to in paragraph (i) above, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in AUD in the Australian interbank market for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in

EMEA 161939087 28 reasonable market sizes and for that period; and (b) 0.05 per cent. per annum. For the purpose of this Agreement “Prime Bank” means a bank determined by ASX Benchmarks Pty Limited (or any other person which takes over the administration of the Primary Term Rate for AUD) as being a Prime Bank or an acceptor or issuer of bills of exchange or negotiable certificates of deposit for the purposes of calculating that Primary Term Rate. If ASX Benchmarks Pty Limited, or such other person ceases to make such determinations, the Prime Banks shall be the Prime Banks last so determined. Relevant Market: The Australian interbank market for bank accepted bills and negotiable certificates of deposit. Reporting Times Deadline for AUD Term Facility Lenders to report market disruption in accordance with Clause 9.2 (Market Disruption): Close of business in Johannesburg on the Quotation Day for the relevant Interest Period. Deadline for AUD Term Facility Lenders to report their cost of funds in accordance with Clause 9.3 (Cost of Funds): Close of business on the date falling three (3) Business Days after the first day of the Interest Period for the relevant AUD Term Facility Loan (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that AUD Term Facility Loan). EMEA 161939087 29 Schedule 5 Form of Extension Documents Part 1 Form of Extension Request To: [●] as Agent From: [AUD Borrower]/[Parent] Dated: [●] Dear Sirs, Harmony Gold Mining Company Limited – Syndicated Facility Agreement – AUD 250,000,000 Term Facility dated [●] 2026 (the “Agreement”) 1. We refer to Clause 5.3 (Extension Option) of the Agreement. This is an Extension Request. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice. 2. Pursuant to Clause 5.3 (Extension Option) of the Agreement, we request that the [Initial Repayment Date]/[First Extended Repayment Date] be extended for a further period of 1 (one) year. 3. We confirm that no Default is continuing and the Repeating Representations are true in all material respects. 4. This Extension Request is irrevocable. 5. This notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Yours faithfully [●] [AUD Borrower]/[Parent] By: ___________________________________ Name: Title: [●] [AUD Borrower]/[Parent] By: ___________________________________ Name: Title: EMEA 161939087 30 Part 2 Form of Extension Acceptance Notice To: [●] as Agent And to: [AUD Borrower]/[Parent] Dated: [●] Dear Sirs, Harmony Gold Mining Company Limited – Syndicated Facility Agreement – AUD 250,000,000 Term Facility dated [●] 2026 (the “Agreement”) 1. We refer to Clause 5.3(c) (Extension Option) of the Agreement. This is an Extension Acceptance Notice. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice. 2. We hereby [accept]/[reject] the extension offered to the Extending Lenders pursuant to Clause 5.3 (Extension Option) of the Agreement in relation to our [Initial Pro Rata Participation]/[Additional Pro Rata Participation]. 3. [We hereby confirm that in addition to our Initial Pro Rata Participation, we would be willing to assume up to AUD [●] Non-Extending Lender’s Available Commitments and the outstanding principal amount of such Non-Extending Lender’s participation in the outstanding AUD Term Facility Loans.] 4. This notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Yours faithfully, [●] Original AUD Term Facility Lender By: ___________________________________ Name: Title: [●] Original AUD Term Facility Lender By: ___________________________________ Name: Title: EMEA 161939087 31 Schedule 6 Form of AUD Term Facility Increase Confirmation To: [●] as Agent, Harmony Gold (Australia) Pty Limited as AUD Borrower and Harmony Gold Mining Company Limited as Parent, for and on behalf of each Obligor From: [the AUD Term Facility Increase Lender] (the “AUD Term Facility Increase Lender”) Dated: Harmony Gold (Australia) Pty Limited and Harmony Gold Mining Company Limited – AUD 250,000,000 Syndicated Term Facility Agreement dated [●] 2026 (the “AUD Term Facility Agreement”) and Common Terms Agreement dated [●] 2026 (the “Common Terms Agreement”) 1. We refer to the AUD Term Facility Agreement. This shall take effect as an AUD Term Facility Increase Confirmation for the purposes of the AUD Term Facility Agreement and the Common Terms Agreement. Terms defined in the AUD Term Facility Agreement have the same meaning in this Agreement unless given a different meaning in this AUD Term Facility Increase Confirmation. 2. We refer to Clause 2.3 (AUD Term Facility Increase) of the AUD Term Facility Agreement. 3. The AUD Term Facility Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the “Relevant Commitment(s)”) as if it had been an Original Lender under the AUD Term Facility Agreement and the Common Terms Agreement in respect of the Relevant Commitment(s). 4. The proposed date on which the increase in relation to the AUD Term Facility Increase Lender and the Relevant Commitment(s) is to take effect (the “AUD Term Facility Increase Date”) is [●]. 5. On the AUD Term Facility Increase Date, the AUD Term Facility Increase Lender becomes party to the relevant Finance Documents as a Lender. 6. The Facility Office and address and attention details for notices to the AUD Term Facility Increase Lender for the purposes of Clause 34.2 (Addresses) of the Common Terms Agreement are set out in the Schedule. 7. The AUD Term Facility Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (h) of Clause 2.3 (AUD Term Facility Increase) of the AUD Term Facility Agreement. 8. This AUD Term Facility Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this AUD Term Facility Increase Confirmation. 9. This AUD Term Facility Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law. 10. This AUD Term Facility Increase Confirmation has been entered into on the date stated at the beginning of this AUD Term Facility Increase Confirmation.

The Schedule

Relevant Commitment(s)/rights and obligations to be assumed by the AUD Term Facility Increase Lender

[*Insert relevant details*]

[*Facility Office address and attention details for notices and account details for payments*]

[**AUD Term Facility Increase Lender**]

____

By: [●]

This is accepted as an AUD Term Facility Increase Confirmation for the purposes of the AUD Term Facility Agreement and the Common Terms Agreement by the Agent and the AUD Term Facility Increase Date is confirmed as [●].

Agent

____

By: [●]

EMEA 161939087

32

Docusign Envelope ID: 6771388E-62C8-8266-8034-6E538D36DCFA

Signatures

The AUD Borrower

Executed by
Harmony Gold (Australia) Pty Limited (ACN 091 439 333) in accordance with section 127 of the Australian Corporations Act 2001 (Cth) by:

Signed by: BCDC889C6E7B442...	DocuSigned by: 3CF03497F0CC4BC...
Signature of Director	Signature of Director / Secretary
Aubrey Testa	Stuart MacKenzie
Name of Director	Name of Director / Secretary

[*Project Doppio – AUD Term Syndicated Facility Agreement – Signature Page*]

The Original AUD Term Facility Lenders

For and on behalf of
Citibank, N.A., Sydney Branch

By: ____________________
Name: **Daniel Gouger**
Title: **Director**

By: ____________________
Name: BRETT HANMER
Title: MANAGING DIRECTOR

Address: Level22, 2 Park Street, Sydney NSW 2000
Email: Au.loanoperations@citi.com,steve.phan@citi.com, geoff.roach@citi.com, maría.mills@citi.com, christabelle.man@citi.com, rodney.wang@citi.com
Attention: Loan Operations Sydney Branch

[*Project Doppio – AUD Term Syndicated Facility Agreement – Signature Page*]

For and on behalf of
Nedbank Limited, London Branch

By: ________________________________
Name: Christopher Coombs
Title: Authorised Signatory

By: ________________________________
Name: Joshua Klipin
Title: Authorised signatory

[*Project Doppio – AUD Term Syndicated Facility Agreement – Signature Page*]

[Project Doppio – AUD Term Syndicated Facility Agreement – Signature Page] For and on behalf of Bank of Montreal, London Branch By: ___________________________________ Name: Title: By: ___________________________________ Name: Title: Richard Pittam Managing Director Ross Gleghorn CFO

[Project Doppio – AUD Term Syndicated Facility Agreement – Signature Page] Signed, Sealed and Delivered for Royal Bank of Canada by its attorney under power of attorney dated 10 February 2025 in the presence of: _______________________________ Witness Signature _______________________________ Attorney Signature _______________________________ Print Name _______________________________ Print Name Flynn Isaacs Kevin Schinbein [Project Doppio – AUD Term Syndicated Facility Agreement – Signature Page] For and on behalf of ING Bank N.V. By: ___________________________________ Name: Cilia Ruinen Title: Managing Director By: ___________________________________ Name: Arjan uit de Weerd Title: Director

[Project Doppio – AUD Term Syndicated Facility Agreement – Signature Page] For and on behalf of Mizuho Bank, Ltd. By: ___________________________________ Name: Title: Kensei Takeo Managing Director [Project Doppio – AUD Term Syndicated Facility Agreement – Signature Page] The Agent For and on behalf of Nedbank Limited, acting through its Nedbank Corporate and Investment Banking division By: ___________________________________ Name: Sonja Hensen Title: Authorised Signatory By: ___________________________________ Name: Jeanita Gouveia Title: Authorised Signatory

[Project Doppio – AUD Term Syndicated Facility Agreement – Signature Page] The Sustainability Agent For and on behalf of Nedbank Limited, acting through its Nedbank Corporate and Investment Banking division By: ___________________________________ Name: Sonja Hensen Title: Authorised Signatory By: ___________________________________ Name: Jeanita Gouveia Title: Authorised Signatory